Exhibit 99.1

FOR IMMEDIATE RELEASE:    February 5, 2008

Key Technology Appoints John J. Ehren as Chief Financial Officer

Walla Walla, WA – Key Technology, Inc. (Nasdaq: KTEC) today announced the appointment of John (Jack) Ehren as Senior Vice President and Chief Financial Officer.  Effective February 25, 2008, Ehren will have responsibility for providing guidance and analysis for all financial aspects of the Company’s business.

David Camp, President and Chief Executive Officer of the Company, stated: “We are greatly impressed with the financial and operations experience that Jack brings to this position, including public accounting, treasury management, manufacturing and operations, as well as acquisitions and strategic alliances.  Jack’s demonstrated capacity to grow enterprises across diverse markets will serve Key well in setting long range objectives to achieve additional growth and profitability.  We have spent considerable time and effort in finding someone with his level of expertise, and believe he is a good fit with the Key organization.  We expect his contributions to the future of the Company will be significant.”

During the past ten years Ehren has held several financial and operations officer positions with Planar Systems, Inc. of Beaverton, Oregon, including Corporate Controller, Treasurer, Worldwide Functional Controller, and Vice President of Global Operations, a position he held for the past three years.  Prior to Planar, Ehren held CFO and Vice President positions with two privately held manufacturing companies where he was responsible for manufacturing operations, financial reporting, budgeting and forecasting, cash management and treasury functions, and M&A activities.  He also has over five years of public accounting experience with Ernst & Young, where he managed and performed annual audit engagements, primarily for manufacturing and software development clients.

Commenting on his new appointment, Ehren said, “I am enthusiastic about the opportunity to join Key’s global team.  The Company is well-respected in its markets and is generating strong interest in the investment community.  I am excited about the contribution I can make to developing strategies that will enable the Company to achieve profitable growth and increased shareholder value.”

Ehren holds a BA degree in Economics from Lawrence University, Wisconsin, and a MS degree in Finance and Accounting from the University of Wisconsin - Milwaukee.  He achieved his CPA certification in 1988 in the State of Wisconsin.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;

•	competition and advances in technology may adversely affect sales and prices;

•	failure of the Company's new products to compete successfully in either existing or new markets;

•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;

•	the inability of the Company to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage; and

•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

Note:  News releases and other information on Key Technology, Inc. can be accessed at www.key.net.

###

CONTACT:	Key Technology, Inc., Walla Walla
David Camp, Chief Executive Officer – 509-529-2161